Exhibit 5

PORTER, WRIGHT, MORRIS & ARTHUR LLP

41 South High Street

Columbus, Ohio 43215-6194

Telephone: 614/227-2000

Facsimile: 614/227-2100

August 15, 2012

Navidea Biopharmaceuticals, Inc.

425 Metro Place North, Suite 450

Dublin, Ohio 43017

Re:	Registration Statement on Form S-8

Navidea Biopharmaceuticals, Inc. Fourth Amended and Restated 2002 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Navidea”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Navidea with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 5,000,000 shares of Navidea Common Stock, $.001 par value (the “Shares”), to be issued under the Plan.

In connection with this opinion, we have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP